Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated October 5, 2016, effective as of two weeks from signing the Agreement (the “Effective Date”), by and between Northern Power Systems, Inc., a Delaware corporation (the “Company”) and June M. Morris (“Employee”), sets forth the terms and conditions of Employee’s employment with the Company.

WHEREAS, the Company wishes to employ Employee in the capacities and on the terms and conditions set out below, and Employee has agreed to enter into such employment, in the capacities and on the terms and conditions set forth below.

NOW, THEREFORE, the Company and Employee, in consideration of the respective covenants set out below, hereby agree as follows:

1. Employment. Pursuant to the terms and conditions herein, the Company shall employ Employee from the Effective Date until terminated as provided herein.

2. Title, Duties and Responsibilities. Employee will serve as the Vice President, General Counsel and as subsequently approved by our Board of Directors, Secretary of the Company and will report to the Company’s President and Chief Operating Officer (the “COO”), and perform such duties, services, and tasks as requested by the President and COO that are commensurate with her position. During Employee’s employment with the Company, Employee shall devote her full business time, attention and ability to the performance of her duties hereunder and shall not be employed in any other capacity, or render services to any other party, without the prior written consent of the Company, other than serving as Director on an outside board, subject to providing notification to the Company and provided there is no conflict of interest with the Company.

3. Compensation.

a. Base Salary. The Company shall pay Employee a salary of two hundred fifteen thousand dollars ($215,000) annually (“Base Salary”), subject to any increases approved by the Company’s Board of Directors (the “Board”), payable in accordance with the Company’s normal payroll practices and subject to applicable taxes and withholding.

b. Stock Options. Upon approval by the Compensation Committee of the Board of Directors, the Company will grant Employee 30,000 to 60,000 options to purchase common shares of Northern Power Systems Corp. (“NPS Corp”). Such options shall be issued pursuant to, and subject to the terms and conditions of, the Northern Power Systems Corp. 2014 Stock Option and Incentive Plan, or such other plan as is in effect at the time the stock options are granted (the “Stock Option Plan”) and shall have an exercise price set at the Fair Market Value per share (as defined in the Stock Option Plan) as of the grant date. The options granted to Employee shall be exercisable for a period of seven (7) years from the date of grant, and shall vest over three years as follows: cliff vesting of the first one-third of options granted on the first anniversary of the Effective Date, with equal quarterly vesting in arrears thereafter for the balance of the award. Vesting of all such options shall be fully accelerated in the event of a termination of Employee’s employment without cause or by Employee for “Good Reason”, in each case within six months of a Change in Control, as defined in Employee’s stock option agreement. For purposes hereof, “Good Reason” shall mean: (i) any material diminution in Employee’s functions, duties or responsibilities from and after the Change in Control; (ii) any reduction in the cash compensation payable to Employee from and after the Change in Control, other than as a part of a salary reduction program affecting all other members of senior management; or (iii) a change of more than 50 miles in Employee’s permanent workplace without Employee’s consent from and after the Change in Control. In addition, it is anticipated that, based on performance and at the discretion of the compensation committee of the Board (the “Compensation Committee”) and the Board, additional option grants or other equity awards may be made from time to time. Vesting of any such additional option grants or other equity awards likewise shall be fully accelerated in the event of termination without cause or by Employee for Good Reason, in each case within six months of a Change in Control.

c. Bonus. At the discretion of the Compensation Committee and the Board, an annual cash bonus, targeted at 35% of Base Salary. The awarding and amount of any bonus is discretionary, based on the Board’s evaluation of individual performance as well as overall Company performance for the given year. All bonuses are subject to approval by the Board. Employee also shall be eligible to participate in any and all other plans and packages that are made available to the Company’s executives, on a basis consistent with Employee’s position and then-current Base Salary and in accordance with the policies and practices of the Company and the Board.

4. Benefits.

a. Health and Benefit Plans. Employee shall be eligible to participate in such medical, dental, disability, life insurance, 401 (k) Savings Plan and other benefit plans as may be maintained by the Company from time to time, on the terms and conditions set forth in such plans.

b. Vacation. Employee shall be entitled to 20 days paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time. Subject to the provisions of the Company’s policy as in effect from time to time, up to 20 days of unused vacation time may be carried over to subsequent years. Accrued unused vacation time will be paid out upon termination of employment for any reason per the vacation policy.

c. Sick Leave. Employee shall be entitled to five (5) days of paid sick leave per calendar year pursuant to Company policy.

d. Reimbursement for Business Expenses. Upon presentation of appropriate documentation, Employee shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with Employee’s performance of services for the Company. All expense reports shall be submitted no later than the end of the calendar year next following the calendar year in which such reimbursable expenses are incurred.

5. Representations and Warranties. Employee represents, warrants and covenants to the Company that Employee is free to enter into this Agreement and provide the services contemplated hereunder, and that the engagement hereunder does not conflict with or violate, and will not be restricted by, any pre-existing business relationship or agreement to which Employee is a party or otherwise is bound.

6. Termination.

a. Generally. Employee’s employment with the Company may terminate for any of the following reasons, with or without any prior notice (and such notice shall not be required) unless otherwise indicated:

i. The Company may terminate Employee for any act or omission that constitutes “Cause,” provided that any termination for Cause within the meaning of subsection (i) below shall occur only after the Company has provided written notice to Employee describing the reasons for the proposed termination and giving Employee an opportunity to cure such breach within a reasonable period not to exceed 10 days after such notice. For purposes hereof, “Cause” shall mean: (i) Employee’s willful failure substantially to perform her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) Employee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Employee of any proprietary information or trade secrets of the Company or any other party to whom Employee owes an obligation of nondisclosure as a result of her relationship with the Company; or (iv) Employee’s willful and material breach of her obligations under the Assignment of Inventions, Non-Disclosure and Noncompetition Agreement between Employee and the Company dated October 4, 2016 (the “Assignment Agreement”).

ii. The Company may terminate Employee without Cause or because of Employee’s death or “Disability”. For purposes hereof, “Disability” shall mean Employee’s failure or inability to substantially perform her duties hereunder because of illness or injury, with or without reasonable accommodation, for either four (4) consecutive months or an aggregate of six (6) months in any rolling twelve (12) month period, as determined in the reasonable judgment of an independent qualified physician selected by the Company to whom Employee or her personal representative (as the case may be) has no reasonable objection.

iii. Employee may resign from the Company, provided that in the case of such resignation, Employee shall have provided the Company with at least 30 days’ prior written notice and upon receipt of such notice, the Company may elect, in its discretion, to terminate the employment of Employee at any time following such notice. In the event the Company elects to terminate Employee following notice, Employee’s Base Salary and benefits (subject to customary employee participation) shall continue to be paid during the notice period.

b. Payments Upon Termination by the Company for Cause. Upon the termination of Employee’s employment by the Company for Cause, Employee shall be paid any unpaid Base Salary and vacation accrual due and owed for periods prior to the termination and any outstanding expense reimbursements (collectively, the “Accrued Obligations”).

c. Payments Upon Termination by the Company for Death or Disability, or Resignation by Employee. Upon the termination of Employee’s employment by the Company because of Employee’s death or Disability, or resignation by Employee, Employee (or, in the event of Employee’s death, Employee’s estate) shall be paid the Accrued Obligations and any bonus which had been awarded to Employee but not yet paid on the date of termination.

d. Payments Upon a Termination by the Company without Cause. Upon the termination of Employee’s employment by the Company without Cause, Employee shall be paid the Accrued Obligations, any bonus which had been awarded to Employee but not yet paid on the date of termination, and a pro-rated bonus for the year in which the termination occurs for performance through the date of termination, as determined in good faith by the Compensation Committee and the Board pursuant to Section 3(c) above. Provided the Employee is employed with the Company for at least three (3) months, the Company shall also provide the Employee the following severance for three (3) months from the termination date or, if sooner, up to the commencement of subsequent employment (the “Severance Period”):

i. the applicable portion of the Base Salary in effect at the time, payable in equal bi-weekly installments over the Severance Period beginning on the first payroll date following the expiration of the Revocation Period referenced below, and including any missed installments between the date of termination of employment and the first such payment date; and

ii. all health and dental benefits, through the cost of COBRA continuation coverage for Employee and her eligible dependents during the Severance Period (subject to Employee’s payment of premiums at the active employee rate), payable beginning on the first payroll date following the expiration of the Revocation Period referenced below, and including any missed installments between the date of termination of employment and the first such payment date; provided that in the event that Employee obtains other employment that offers group health benefits, such payments by the Company under this Section 6.d.ii shall immediately cease (with the Base Compensation referenced in Section 6.d.i above, the “Severance Compensation”).

7. Severance Compensation Terms. Severance Compensation shall be payable on the dates on which such amounts would have been paid had Employee continued her employment hereunder, provided that Severance Compensation shall only be paid if Employee executes a general release (in a customary and reasonable form) of any and all claims against the Company, Northern Power Systems Corp., and their affiliates, subsidiaries, officers, employees, and assigns, and continues to comply with the terms and conditions set forth in the Assignment Agreement. Employee will be provided a period of at least twenty-one (21) days to consider whether to execute the general release, and will be provided a seven (7) day post-execution period in which her agreement to it may be revoked (“Revocation Period”).

8. Entire Agreement/Amendments. This Agreement embodies the entire understanding with respect to the subject matter hereof and supersedes all prior understandings and communications with respect to the matters herein except for the Assignment Agreement. This Agreement may not be modified except in writing signed by Employee and a duly authorized officer of the Company.

9. Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the state of Vermont. Any action commenced by employee against the Company shall be brought in the state or federal courts in the state of Vermont, but not in any other jurisdiction.

10. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in a manner so that no payment due to Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent that any provision in the Agreement is ambiguous as to its compliance with Section 409A of the Code, or to the extent any provision in the Agreement must be modified to comply with Section 409A of the Code, such provision shall be read, or shall be modified (with the mutual consent of the parties), as the case may be, in such a manner so that no payment due to Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.

For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of

Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Employee is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made or provided on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of Employee’s separation from service (or, if earlier, the date of Employee’s death). Any installment payments that are delayed pursuant to this Section 10 shall be accumulated and paid in a lump sum on the first day of the seventh month following Employee’s separation from service, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.

This Section 10 shall survive the termination of this Agreement.

11. General Provisions.

a. Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 11(a).

If to the Company: 29 Pitman Road, Barre, VT 05641

Facsimile: (802) 461-2998

If to Employee, at her last residence shown on the records of the Company or to such address as the Employee may designate in writing.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

b. Severability. If any provision of this Agreement is deemed by a court of competent jurisdiction or otherwise or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

c. Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

d. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

e. Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by Employee, it being understood and agreed that this is a contract for Employee’s personal services.

Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Northern Power Systems, Inc.:

By:	/s/ Ciel Caldwell
Ciel Caldwell President and Chief Operating Officer

Employee:

/s/ June M. Morris
June M. Morris

8